Exhibit 10.17

MANUFACTURING AND SUPPLY AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 23rd day of May 2006, (“Effective Date”) by and between Merck Eprova AG, a Swiss corporation, having a place of business at Im Laternenacker 5, 8200 Schaffhausen, Switzerland (“EPRO”) and Spectrum Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 157 Technology Drive, Irvine, California, 92618, United States (“SPECTRUM”). EPRO and SPECTRUM may hereinafter each be referred to as a “Party” or collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meaning set forth herein or in the License Agreement (as defined below).

WITNESSETH:

WHEREAS, SPECTRUM is licensing certain technology from EPRO (the “Technology”) pursuant to a License Agreement dated May 23, 2006 executed by the Parties herewith (the “License Agreement”);

WHEREAS, EPRO is engaged in the business of manufacturing drug substances and it has the expertise and appropriate government approvals necessary to manufacture the drug substance incorporating the Technology;

WHEREAS, EPRO and SPECTRUM have agreed to the following terms and conditions, and desire to enter into this Manufacturing and Supply Agreement (the “Agreement”); and

WHEREAS, it is the desire and intention of SPECTRUM that EPRO use the Technology to manufacture or have manufactured the drug substance Calcium Levofolinate (hereinafter “Product”), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the Parties intending to be legally bound do hereby agree as follows:

Article 1	Product Manufacture

(a) During the term of this Agreement, SPECTRUM shall from time to time, place orders with EPRO . EPRO shall process and deliver the Product pursuant to such orders, in compliance with the Specifications as defined in Exhibit A attached hereto.

EPRO shall have the right to require SPECTRUM to pay 10% of the price for that amount of the Minimum Quantities of Product which have not been ordered by SPECTRUM.

(b) EPRO shall manufacture and have ready for shipment the ordered quantities of the Product within ninety (90) days from receipt of a written purchase order from SPECTRUM hereunder. SPECTRUM shall furnish EPRO with its three (3) year forecast on the Effective Date and every three (3) months with its rolling forecast for the following twelve (12) month period for the Product, however, any such estimates shall not be binding or otherwise limit or obligate SPECTRUM in any way except for the first six (6) months which shall be binding and shall be referred to as the “Minimum Quantities.”

(c) From time to time during the term of this Agreement, the Parties by mutual consent, may add to or modify the Specifications attached hereto as Exhibit A by reasonable advance written notice. EPRO will update its drug master file (DMF) every time the drug substance specifications are changed.

(d) EPRO shall not actively manufacture the Product for any third party for the Field of Use in the Territory and shall cooperate in good faith with Spectrum to insure that Product sold to any third party shall not be re-sold or used by that Party in the Field of Use in the Territory.

(e) SPECTRUM shall purchase its Product requirements exclusively from EPRO during the term of this Agreement.

(f) EPRO shall not manufacture or sell any product using the Technology or license its knowledge of the Technology to enable other manufacturers to make available the Product in the Field of Use in the Territory.

(g) EPRO shall manufacture the Product at its facility located at Schaffhausen, Switzerland (“EPRO’s Facility”), which facility will have to be inspected and approved by SPECTRUM prior to shipment of any commercial Product, and meets with all FDA requirements. EPRO will use commercially reasonable efforts to file a Drug Master File (“DMF”) for the manufacture of the Product before November 1st, 2006 and will be responsible for all associated costs. EPRO hereby represents and warrants that EPRO’s Facility, including the real estate on which it is situated and all equipment located therein is now, and shall be for the term of this Agreement, owned and operated solely by EPRO or an Affiliate thereof. EPRO, at its expense, shall furnish upon written request from SPECTRUM, the complete filing of the DMF directly to the United States Food and Drug Administration (“FDA”) under confidentiality obligations prior to SPECTRUM’s submission to the FDA of its deficiency response associated with the New Drug Application (“NDA”) for the Product, and the “open part” of the DMF to SPECTRUM. EPRO shall also furnish, at its expense, all available equivalent documentation to the regulatory authorities in Canada and Mexico to support future regulatory filings in those territories where SPECTRUM has marketing rights, in addition to any other documents, as may be reasonably requested by SPECTRUM and are available at EPRO, related to the Drug Master File.

(h) After NDA-approval of a Licensed Product, EPRO shall be required to maintain an inventory of at least fifteen (15) kilograms of the Product, and will promptly manufacture said Product upon the receipt of a purchase order.

Article 2	Prices

(a) SPECTRUM shall pay to EPRO in full and complete consideration for the manufacture, control and delivery of the Product hereunder, the price as specified in Article 2(b) and (c) hereof (the “Price”). EPRO shall supply all materials necessary for the manufacture and packaging of the Product.

(b) During the term of this Agreement, the Price of the Product shall be USD 27 per gram calculated as anhydrous free acid from the Effective Date until December 31, 2009.

(c) SPECTRUM shall pay to EPRO the actual Price of the Product delivered to SPECTRUM hereunder. On January 1, 2010, and thereafter each January 1, the Price of the Product may be renegotiated by the mutual agreement of both Parties. SPECTRUM shall be able to obtain competitive prices and if SPECTRUM is able to obtain a lower price from another manufacturer in a bonafide third party offer for Product in commercial quantities and similar quality (i.e Product should be acceptable by the health authorities and the alternative supplier shall give proof of its commitment to file a respective DMF for the Territory), then SPECTRUM shall be able to terminate this Agreement and use the other manufacturer provided that EPRO shall have the opportunity to meet such competitive offer price in which case SPECTRUM shall continue to purchase its total demand of Product from EPRO until the following January 1st.

Article 3	Raw Materials and Packaging

(a) All ingredients and raw materials used by EPRO for the manufacture of the Product shall conform to the set Specifications and must meet the requirements of the FDA for current Good Manufacturing Practices (“cGMP”) compliance.

(b) EPRO will package the Product according to EPRO’s most recent packaging guidelines, which are set forth in Exhibit B hereto, and label the Product in accordance with FDA’s and applicable labeling regulations, so that the Product is ready-to-ship to a third party toll manufacturer for finished good production.

(c) EPRO agrees to inform SPECTRUM within fifteen (15) days of the result of any regulatory development or major changes in specifications of the raw materials and/or of the Product that may materially affect the Product. EPRO shall notify SPECTRUM of and require written approval from SPECTRUM for changes as agreed in the Quality Agreement.

(d) The capitalized terms in this Article 3 shall have the meaning set forth below:

a.	BATCH shall mean a specific quantity of Product comprising a number of units mutually agreed upon between SPECTRUM and EPRO, and that (a) is intended to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing order during the same cycle of Production.

b.	Master Batch Record (MBR) shall mean the formal set of instructions for the Production of Product. The MBR will be developed and maintained in EPRO’s standard format.

c.	Production or Product shall mean the manufacturing operation including compounding, filling, packaging, inspection, labeling, and testing of the Product by EPRO.

Article 4	Delivery, Payment and Title to Product

(a) All Product shipments shall be delivered to SPECTRUM or a designated toll manufacturer, CIF nearest international airport from EPRO’s Facility and placed by EPRO into the custody of carriers pursuant to SPECTRUM’s written directions. EPRO shall furnish to SPECTRUM sufficient information to verify shipment of the Product.

(b) EPRO shall invoice SPECTRUM for the Product on the date such Product shipment is shipped from EPRO’s Facility on instructions from SPECTRUM. Terms of payment shall be net forty-five (45) days from the date of such invoice. Late payments must bear ten (10) percent interests per annum.

SPECTRUM shall bear the risk of loss or damage to any Product after the same shall have been delivered to the possession of either SPECTRUM, the toll manufacturer or to SPECTRUM’s carrier pursuant to SPECTRUM’s instructions, except for loss or damage caused by the manufacturing, processing, packaging, or quality of the Product, in which case such loss or damage shall be borne solely by EPRO. EPRO shall bear the risk of loss or damage to any Product ordered hereunder prior to the delivery of such Product to SPECTRUM, the toll manufacturer or to the carrier designated by SPECTRUM for transportation thereof.

Article 5	Inspection, Manufacturing Compliance, Acceptance of Product

(a) SPECTRUM may once per year, or more often if reasonably necessary, during normal business hours and with at least ten (10) days prior notice, visit EPRO’s facility to observe the manufacture and packaging of the Product, and/or to audit the facility for quality and to collect samples of the Product.

(b) A certificate of analysis for each Batch delivered shall set forth the items tested, Specifications, and test results and a re-test date. EPRO shall send, or cause to be sent, such certificates to SPECTRUM prior to the shipment of Product (unless Product is shipped under quarantine). SPECTRUM shall test, or cause to be tested, for release for further manufacturing, each Batch of Product as meeting the Specifications within thirty (30) days after receipts by SPECTRUM.

(c ) SPECTRUM’s payments for Product shipments received by SPECTRUM shall not constitute approval or acceptance of such Product. If the Product is defective or does not conform to samples, descriptions or the Specifications attached hereto as Exhibits A and/or B, SPECTRUM is hereby granted the option to reject all shipped lots of the Product, accept all Batches, or accept any Batchess thereof and reject the rest. EPRO shall reimburse SPECTRUM in full for those Products rejected and returned, and EPRO shall assume all costs of transportation and handling both ways. If not rejected within thirty (30) days, the Product shall be deemed accepted.

(d) EPRO shall from time to time furnish to SPECTRUM upon reasonable written request, without charge, pre-shipment samples of the Product that SPECTRUM needs for quality control, testing and evaluation.

(e) In case, EPRO does not agree that the rejected Products are defective or the defectiveness of the Products has not been caused by EPRO, the Parties will appoint an independent third party expert whose results shall be final and binding. The costs for such procedure and the handling of the defective Product shall be borne by the Party whose determination was in error.

(f) Unless otherwise stated, EPRO is responsible for compliance with cGMP and any applicable United States, Canadian and Mexican Laws and any applicable local laws and regulations (“Regulations”) as they apply generally to production of drug substances at the site of manufacturing. SPECTRUM shall be responsible for compliance with all Regulations as they apply to all other aspects of the use and sale of Product, which responsibility shall include, without limitation, all contact with the FDA regarding the foregoing.

Article 6	Warranties and Representations

(a) The Product manufactured, processed and packaged hereunder shall be manufactured, processed and packaged in conformity with cGMP’s and the Specifications set forth in Article 1, Exhibits A and B of this Agreement. EPRO covenants, represents and warrants that the Product shall be produced in accordance with cGMP. EPRO covenants, represents and warrants that it has obtained (or will obtain prior to producing the Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations which are required under federal, state and local laws, rules and regulations applicable to the production only of the Product.

(b) All materials, ingredients, supplies and packaging materials utilized in the manufacture of Product sold hereunder shall be merchantable, of good quality and fit for the purpose intended.

(c) EPRO has, and shall maintain during the term of this Agreement, the capability to manufacture, package and deliver to SPECTRUM, under the terms of this Agreement, at least ten (10) kilograms of the Product per month, if ordered by SPECTRUM. The Parties may adjust the required quantity from time to time.

(d) The execution of this Agreement and performance hereunder does not, and will not, abrogate, breach, or conflict with any agreement, mortgage, pledge, or contract to which EPRO is a Party.

Article 7	Indemnities

EPRO shall assume all responsibility for and shall defend, indemnify and hold SPECTRUM and its directors, members, officers, employees, agents, consultants, shareholders, affiliates, toll manufacturer, partners or advisors or those of its subsidiaries and/or affiliates (“Representatives”) harmless from and against any and all liability, losses, expenses, damages, assessments and claims, causes of action, settlement costs, including reasonable attorney’s fees, or other liabilities of any kind (collectively, “Damages”) arising out of, resulting from or attributable to

(a) defects relating to a defective Product (defectiveness caused by EPRO); or

(b) material breach by EPRO of any term or provision of this Agreement; or

(c) negligent act or omission by EPRO and its Representatives; provided, that this (a) shall not obligate EPRO to indemnify SPECTRUM for any portion of Damages directly attributable to, and directly caused by, the negligence or omission of SPECTRUM and/or its Representatives.

SPECTRUM shall assume all responsibility for and shall defend, indemnify and hold EPRO and its Representatives harmless from and against any and all Damages arising out of, resulting from or attributable to:

(a) the use, sale, offer to sell, transfer or import of Product after acceptance by SPECTRUM; or

(b) material breach by SPECTRUM of any term or provision of this Agreement; or

(c) negligent act or omission by SPECTRUM and/or its Representatives; provided, that this (a) shall not obligate SPECTRUM to indemnify EPRO for any portion of Damages directly attributable to, and directly caused by, the negligence or omission of EPRO and/or its Representatives.

A party (the “Indemnitee”) which intends to claim indemnification under this Article 7 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 7. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

The indemnification obligations set forth in this Article shall survive the expiration or termination of this Agreement.

Article 8	Insurance

(a) EPRO shall procure and maintain, during the term of this Agreement and for a period one (1) year beyond the expiration date of Product, comprehensive general liability insurance in the amount of $2,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability and products liability insurance in the amount of $10,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of A – VII or better. EPRO promptly shall deliver, upon written request by SPECTRUM, a certificate of EPRO’S insurance evidencing such coverage.

(b) SPECTRUM shall procure and maintain, during the term of this Agreement and for a period one (1) year beyond the expiration date of Product, comprehensive general liability insurance in the amount of $2,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability and products liability insurance in the amount of $10,000,000 per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of A – VII or better. EPRO shall be named as an additional insured on the SPECTRUM insurance and SPECTRUM promptly shall deliver, upon written request by EPRO, a certificate of SPECTRUM insurance and endorsement of additional insured to EPRO evidencing such coverage.

Article 9	Intellectual Property Rights

Rights to the intellectual property in the Product and the underlying Technology shall be as set forth in the License Agreement.

Article 10	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties and may not be assigned or transferred by either Party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that no consent shall be required in the case of a transfer to a wholly-owned subsidiary or transaction with a third party involving the merger, consolidation or sale of substantially all of the assets of the Party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all the obligations under this Agreement. No assignment shall relieve any Party of responsibility for the performance of its obligations hereunder.

Article 11	Confidentiality

The Parties shall be bound to the same confidentiality provisions as set forth in Article III of the License Agreement and set forth in the Mutual Confidentiality Agreement dated November 1, 2005.

Article 12	Term and Termination

(a) Subject to Article 2(c) above, this Agreement is effective on the Effective Date and shall remain in full force and effect for as long as SPECTRUM is required to pay EPRO a royalty payment under Article V(A)(2)(a), (b), (c) or (d) under the License Agreement. This Agreement may be renewed only upon written agreement of the Parties.

(b) Either Party may terminate this Agreement in the event of a material breach by the other Party of this Agreement that is not cured within sixty (60) days from notice of such breach by the non-breaching Party.

(c) Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Articles 12(a) or 12(b), shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 6, 7, 8, 9, 11, 12, 13, 15 and 16 hereof shall survive expiration or termination of this Agreement.

Article 13	Notices

All notices under this Agreement shall be in writing and shall be either mailed, return receipt requested, to the addresses set forth above or transmitted by facsimile, with confirmation of transmission, to the facsimile number listed below:

For EPRO:	Merck Eprova AG
Im Laternenacker 5
8200 Schaffhausen
Switzerland
Attention: Martin Ulmann
Fax: ++41 (0)52 630 7255

For SPECTRUM:	Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618
U.S.A.
Attention: V.P., General Counsel
Fax: 1 (949) 788-6706

Article 14	Scope of Agreement

This Agreement shall constitute the entire agreement between the Parties pertaining to the subject matter thereof. Neither Party is authorized to make any representation, warranty, or promise on behalf of the other Party. No change, termination or attempted waiver of any of the provisions hereof shall be binding upon a Party unless signed by a duly authorized officer of the Party. Neither Party shall represent that it has power to bind the other Party or to assume or to create any obligation or responsibility, expressed or implied, on behalf of the other Party.

Article 15	Dispute Resolution

Any and all disputes under the Agreement shall be settled in accordance with the dispute resolution procedure set forth in Article XIII of the License Agreement.

Article 16	Applicable Law

This Agreement shall be construed in accordance with Article XI of the License Agreement.

Article 17	Severability

If any portion of this Agreement shall be in violation of any applicable law, rule or regulation, such portion shall be inoperative, but the remainder of the Agreement shall remain valid and continue to bind the Parties.

Article 18	Independent Contractors

The Parties are independent contractors and engage in the operation of their own respective businesses, and neither SPECTRUM nor EPRO shall be considered an employee, agent or joint venture partner of the other for any purpose whatsoever. Neither SPECTRUM nor EPRO shall have any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other.

Article 19	Headings, Interpretation

The headings used in this Agreement are for convenience only and are not part of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

Merck Eprova AG

By:	/s/ Martin Ulmann
Martin Ulmann
Title:	General Manager
Date:	June 1, 2006

By:	/s/ Thomas Suter
Thomas Suter
Title:	Chief Financial Officer
Date:	June 1, 2006

Spectrum Pharmaceuticals, Inc.

By:	/s/ Rajesh C. Shrotriya
Rajesh C. Shrotriya, M.D.
Title:	Chairman, CEO and President
Date:	May 19, 2006

EXHIBIT A

SPECIFICATIONS

CALCIUM LEVOFOLINATE (L-CALCIUM FOLINATE)

SPECIFICATIONS for Purchase by SPECTRUM.

Appearance / Solubility	A white to light yellow, crystalline powder. Slightly soluble in water, practically insoluble in acetone and alcohol.

Identification

• IR-spectrum	complies with that of the reference standard

• HPLC-retention time	complies with that of the reference standard

• Calcium	positive

Appearance of solution	clear, absorbance at 420 nm not more than 1.0 AU measured in a 4 cm cuvette.

(This corresponds to an absorbance of 0.25 measured in a 1 cm cuvette)

pH	7.5 to 8.5

Optical rotation	• 10° to -15° on anhydrous and solvent free basis

Residual solvent	• acetone:	not more than 0.5%

	• ethanol:	not more than 0.5%

	• methanol:	not more than 0.2%

	• 2-propanol:	not more than 0.5%

Related substances	Individual related compounds (% w/w)

	• folic acid:	not more than 0.15%

	• formylfolic acid:	not more than 0.1%

	• p-aminobenzoylglutamic acid:	not more than 0.4%

	• formyltetrahydropteroic acid:	not more than 0.4%

	• RC (8) *:	not more than 0.3%

	• RC (9):	not more than 0.1%

	• RC (10) *:	not more than 0.3%

	• individual other related comp.:	not more than 0.2%

	sum related compounds:	not more than 1.5%

D-isomer (impurity H)	not more than 0.5%

Chloride	not more than 0.5%

Heavy metals	not more than 20 ppm

Platinum	not more than 10 ppm

Water	12.0 to 17.0%

Assay

• Folinate	not less than 97.0% and not more than 102.0% calculated on the anhydrous and solvent free basis (actual USP-reference standard)

• Calcium	7.54 to 8.14% on anhydrous and solvent free basis

Bacterial endotoxins	not more than 0.2 EU / mg

Total microbial count	not more than 50 CFU/g

Yeast and mould	not more than 50 CFU/g

Absence of pathogens	absence of E. Coli in 10 g
absence of Salmonella in 10 g
absence of St. aureus in 10 g
absence of Ps. aeruginosa in 10 g

Particle size	90% less than 190 µm
50% less than 100 µm

*	The impurity limits must meet ICH guidelines Q3AR. EPRO will perform identification studies for the two (2) impurities for inclusion in their DMF.

EXHIBIT B

PACKAGING GUIDELINES

Bags:

•	Low-density polyethylene (LDPE) bag

Supplier: Plasti-Pack, Zürich, Switzerland

•	Low-density polyethylene (LDPE)/ aluminium composite foil bag

Supplier: VTT AG Reinach, Switzerland

Drum:

Fibre drum of impregnated cardboard, spirally wound up, which acts as steam barrier (bottom and jacket). Lid made of hardboard, with galvanised closing ring.

Supplier:     IZag Zofingen, Zofingen, Switzerland

Procedure

Bulk powder is filled into the first bag (polyethylene). Then the bag is closed, labelled with product name, batch no. and weight.

The second bag (polyethylene / aluminium composite) is heat-sealed, labelled and placed into the fibre drum. The drum is also labelled and secured with an individually numbered seal.

Storage temperature: 2º to 8º C

EXHIBIT C

EPRO Bank Account

Receiving party:	Merck Eprova AG
Account# (USD):	230-EW103618.0
IBAN:	CH48 0023 0230 EW10 3618 0
SWIFT-code:	UBSWCHZH80A